SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         Paragon Trade Brands, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      4.    Date Filed:

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

[LOGO]  PARAGON TRADE BRANDS

                                                                  April 18, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company"), at 9:00 a.m. on Thursday, May 24, 2001, at the Omni Berkshire Place at 21 E. 52nd Street, New York, New York.

      The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible.

                                    Sincerely,


                                    /s/ Michael T. Riordan

                                    Michael T. Riordan
                                    Chairman, President
                                     and Chief Executive Officer

--------------------------------------------------------------------------------
                                    IMPORTANT

A proxy card is enclosed. All stockholders are urged to complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may revoke his or her signed proxy and personally vote on all matters that are considered.
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 24, 2001

To the Stockholders:

      The 2001 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company") will be held at 9:00 a.m. on Thursday, May 24, 2001, at the Omni Berkshire Place at 21 E. 52nd Street, New York, New York, for the following purposes:

      1. to elect nine (9) directors for a term expiring as of the 2002 annual meeting of stockholders; and

      2. to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      The nominees for election as directors are named in the enclosed Proxy Statement.

      The record date for the Annual Meeting is March 27, 2001. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

      ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT, EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY.

                                    By Order of the Board of Directors


                                    /s/ Ward Council

                                    Ward Council
                                    Secretary

Norcross, Georgia
April 18, 2001

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 24, 2001

General

      The enclosed proxy is solicited by the Board of Directors of Paragon Trade Brands, Inc. (the "Company") for use at the 2001 Annual Meeting of Stockholders to be held at 9:00 a.m. on Thursday, May 24, 2001, at the Omni Berkshire Place at 21 E. 52nd Street, New York, New York, and at any postponement or adjournment thereof (the "2001 Annual Meeting"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 27, 2001 (the "Record Date") will be entitled to vote at the 2001 Annual Meeting. On that date, the Company had 11,996,300 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote.

      The address of the Company's principal executive offices is 180 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders on or about April 18, 2001.

Voting

      The purpose of the 2001 Annual Meeting is (1) to elect nine (9) directors for terms expiring at the 2002 annual meeting of stockholders (the "2002 Annual Meeting"); and (2) to transact such other business as may properly come before the 2001 Annual Meeting or any postponement or adjournment thereof.

      Shares of Common Stock for which proxies are properly executed and returned (and not revoked) prior to the 2001 Annual Meeting will be voted in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of each of the nominees for the Board of Directors named herein, provided that if any of such nominees should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Under Delaware law and the Company's Amended and Restated By-Laws, the nominees receiving the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy at the 2001 Annual Meeting and entitled to vote shall be elected directors. In the election of directors, withholding authority to vote with respect to a nominee, abstentions and broker non-votes will have no effect on the outcome of the election.

      Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation, executing a proxy bearing a later date, or by attending the 2001 Annual Meeting and voting in person. The presence of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum. Shares represented by proxies marked "withhold authority" will be counted as shares present for purposes of establishing a quorum.

Background

      On January 28, 2000, the Company emerged from Chapter 11. Pursuant to the plan of reorganization PTB Acquisition Company, LLC, an affiliate of Wellspring Capital Management, LLC ("Wellspring"), acquired 6,712,499 shares, or approximately 56.5%, of the common stock of the reorganized Company for approximately $67 million and Co-Investment Partners, L.P. ("CIP") and Ontario Teachers' Pension Plan Board ("Ontario") each acquired 2,401,953 shares, or approximately 20.2%, of the common stock of the reorganized Company for approximately $24 million each. Wellspring's funds were provided by Wellspring Capital Partners II, L.P. from funds contributed by its limited and general partners, CIP's funds were provided by its limited and general partners and the source of Ontario's funds was the pension fund that it manages. Pursuant to proxies given on January 28, 2000 by CIP and Ontario, Wellspring has sole voting power to vote all of the shares acquired by CIP and Ontario in the transaction and has shared dispositive power with respect to such shares.

                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

      It is intended that votes will be cast pursuant to the accompanying proxy for the election of the nominees named below, who at present are directors of the Company. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected.

      The Company's Amended and Restated By-Laws provide that the Board of Directors is authorized to fix the number of directors within the range of one to 15 members; the number currently is nine. The nominees named immediately below comprise the slate of individuals who have been nominated for election at the 2001 Annual Meeting for a term expiring at the 2002 Annual Meeting.

Nominees for Election

      DAVID W. COLE. Mr. Cole (age 53) has been a director of the Company since January 2000. Mr. Cole served as President of Torbitt & Castleman Company, Inc., a private label consumer food products manufacturer and supplier, from December 1999 to March 2001. Mr. Cole also serves as a director of Changing Paradigms LLC, a private label cleaning chemicals and scented consumer products manufacturer. Mr. Cole served as the Company's President from 1993 to 1999.

                     Principal Occupation: Private Investor

      GREG S. FELDMAN. Mr. Feldman (age 44) has been a director of the Company since January 2000. Mr. Feldman is the Managing Partner of Wellspring Capital Management LLC, a private equity fund management company, and has been affiliated with Wellspring since January 1995. Mr. Feldman also serves as a director of The Hockey Company, a sporting goods manufacturer, Lionel LLC, a model train manufacturer, Brooks Mays Music Company, a musical instrument retailer, and Far and Wide Travel Corporation, a leading travel and tour operator.

    Principal Occupation: Managing Partner, Wellspring Capital Management LLC

      DAVID C. MARIANO. Mr. Mariano (age 38) has been a director of the Company since January 2000. Mr. Mariano was appointed to the Executive and Compensation and Governance Committees of the Board of Directors in February 2000 and serves as Chair of the Compensation and Governance Committee. Mr. Mariano is a Partner in Wellspring Capital Management LLC, a private equity fund management company, and is also a director of Far and Wide Travel Corporation, a leading travel and tour operator. Prior to joining Wellspring in November 1997, Mr. Mariano was a Managing Director of The Blackstone Group L.P., an investment banking firm.

        Principal Occupation: Partner, Wellspring Capital Management LLC

      JAMES R. MCMANUS. Mr. McManus (age 67) has been a director of the Company since January 2000 and a member of the Compensation and Governance Committee since December 2000. Mr. McManus is currently Chief Executive Officer of Beachside Capital, LLC, a private investment company that he founded in September 1997. Mr. McManus previously served as CEO of Marketing Corp. of America from its founding in March 1971 to September 1999. Mr. McManus also serves as a director of Family Time.Com, an Internet content company, and is a trustee of Northwestern University and Carnegie Hall, Inc.

      Principal Occupation: Chief Executive Officer, Beachside Capital, LLC

      MICHAEL T. RIORDAN. Mr. Riordan (age 50) has been a director of the Company since May 2000. Mr. Riordan was appointed President and Chief Executive Officer of the Company in May 2000 and Chairman of the Board in August 2000. Mr. Riordan was also appointed a member of the Executive Committee of the

Board of Directors in May 2000 and has served as Chairman of the Executive Committee since August 2000. Before joining the Company, Mr. Riordan served as President and Chief Operating Officer of Fort James Corp. from August 1997 to August 1998; and as Chairman and Chief Executive Officer and President and Chief Operating Officer of Fort Howard Corp. from September 1996 to August 1997 and from March 1992 to September 1996, respectively. Mr. Riordan currently serves as a director of The Dial Corporation, a manufacturer of consumer goods, Wallace Computer Services, Inc., a manufacturer of business forms and labels as well as a provider of print management services, and American Medical Security, Inc., a provider of health insurance for small to medium-sized employers.

     Principal Occupation: Chairman, President and Chief Executive Officer,
                           Paragon Trade Brands, Inc.

      THOMAS F. RYAN, JR. Mr. Ryan (age 59) has been a director of the Company since January 2000. Mr. Ryan was appointed to the Audit Committee of the Board of Directors in February 2000. Mr. Ryan is currently a private investor. Mr. Ryan formerly served as President of the American Stock Exchange, a national securities exchange, from October 1995 to April 1999, and as Chairman of Kidder, Peabody & Co., Inc., a securities trading and investment firm, from January 1995 to October 1995. Mr. Ryan currently serves as a director of Mellon Personal Asset Management, a financial management company, and the New York Independent System Operator, the power grid and market for New York state.

                     Principal Occupation: Private Investor

      J. DALE SHERRATT. Mr. Sherratt (age 62) has been a director of the Company since January 2000. Mr. Sherratt was appointed to the Executive Committee of the Board of Directors in February 2000. Mr. Sherratt has been the Managing General Partner of Wellfleet Investments, a health care investment company, since May 1992 and also has served as the Chief Executive Officer of Cambridge Nutraceuticals, a nutritional products manufacturer, since May 1996. Mr. Sherratt serves as a Trustee of Mass. Financial Services, a mutual fund company.

      Principal Occupation: Managing General Partner, Wellfleet Investments

      CARL M. STANTON. Mr. Stanton (age 32) has been a director of the Company since January 2000. Mr. Stanton was appointed to the Executive, Audit and Compensation and Governance Committees of the Board of Directors in February 2000. Mr. Stanton serves as Chair of the Audit Committee. Mr. Stanton currently is a Principal in Wellspring Capital Management LLC, a private equity fund management company, and has been affiliated with Wellspring since 1998. Prior to joining Wellspring, Mr. Stanton was a Principal with Dimeling, Schreiber & Park, a private equity fund management company, from 1994 to December 1998.

       Principal Occupation: Principal, Wellspring Capital Management LLC

      THOMAS J. VOLPE. Mr. Volpe (age 65) has been a director of the Company since January 2000. Mr. Volpe was appointed to the Audit Committee in February 2000. Mr. Volpe served as the Senior Vice President - Financial Operations for The Interpublic Group of Companies from March 1986 to March 2001. Mr. Volpe also serves as a director of American Technical Ceramics, Inc, a capacitor manufacturer, Alliance Atlantis, Inc., a Canadian movie and television production and distribution company, and Rent-A-Wreck, an auto rental company.

                     Principal Occupation: Private Investor

Meetings and Committees of the Board of Directors

      Four regularly scheduled meetings of the Board of Directors were held in fiscal 2000. Each then-sitting member of the Board attended at least 75 percent of the Board of Directors and Committee meetings that he was eligible to attend.

      The Company has established three standing committees of its Board of
Directors: an Executive Committee, an Audit Committee and a Compensation and Governance Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized as follows:

      Executive Committee. The Executive Committee was established in February 2000 and has delegated authority to exercise any of the functions of the full Board of Directors in the management of the business and affairs of the Company, within the limits permitted by law. Members of the Executive Committee are Mr. Mariano, Mr. Riordan, Mr. Sherratt and Mr. Stanton. Messrs. Mariano, Sherratt and Stanton have served since their appointment in February 2000. Mr. Riordan has served since his appointment in May 2000. Mr. Riordan serves as the committee's chair. The Executive Committee acted by unanimous written consent twice in fiscal 2000.

      Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the engagement of independent public accountants to audit the Company's annual financial statements. In addition, the Audit Committee reviews the Company's accounting and audit practices and procedures and the reports of the independent public accountants. Members of the Audit Committee are Mr. Ryan, Mr. Stanton and Mr. Volpe, all of whom have served since their appointment in February 2000. Mr. Stanton serves as the committee's chair. The Audit Committee met five times in fiscal 2000. Each member of the Audit Committee is independent under Rule 4200(a)(14) of the NASD's listing standards.

      Compensation and Governance Committee. The Compensation and Governance Committee establishes salaries, incentives and other forms of compensation for the Company's directors and officers and administers the Company's various incentive compensation and benefit plans, including recommending the establishment of policies relating to such plans. The Compensation and Governance Committee also reviews and reports to the full Board on various issues of Board governance, such as Board performance and accountability, new directorships and Board compensation matters. Members of the Compensation and Governance Committee are Mr. Mariano, Mr. McManus and Mr. Stanton. Each of Messrs. Mariano and Stanton has served since his initial appointment in February 2000. Mr. McManus has served on the committee since December 2000. Mr. Mariano serves as the committee's chair. The Compensation and Governance Committee met twice in fiscal 2000.

Director Compensation

      Fees. Directors who are employees of the Company do not receive any fees for their services as directors. As of the date of this proxy statement, directors who are not employees of the Company are paid an annual retainer of $20,000 for serving on the Board of Directors. Each non-employee director receives an additional fee of $1,250 per day for attending each meeting of the Board of Directors and $1,000 for attending each meeting of a committee of the Board of Directors. A non-employee director serving as a committee chairman receives an additional $2,500 per annum.

      Options. Directors who are not employees of the Company receive grants of options to purchase Common Stock under the Paragon Trade Brands, Inc. Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, each non-employee director automatically receives an option to purchase 3,000 shares of Common Stock on the first business day following his or her initial election as a director of the Company and thereafter is eligible to receive annually, on the first business day following the date of each annual meeting of stockholders of the Company, an option to purchase 3,000 shares of Common Stock at its then fair market value. The exercise price of each option is equal to the fair market value of the share of the Company's Common Stock on the date of grant of the option, except that the initial grant of options on the day following the 2000 annual meeting of stockholders was at an exercise price of $10.00 per share.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended December 31, 2000, members of the Compensation and Governance Committee were David C. Mariano (Chairman), James R. McManus and Carl M. Stanton. No executive officers or employees of the Company served on the Compensation and Governance Committee in 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Common Stock as of February 28, 2001, by (a) each person known by the Company to be the beneficial owner of more than 5 percent of the Common Stock, (b) the Company's directors, (c) the Company's named executive officers (as defined herein) and
(d) all the Company's directors and executive officers as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as otherwise stated.

                                                                     Beneficial Ownership
                                                       ---------------------------------------------
                                                       Amount and Nature of            Percentage of
Name and Address of Beneficial Owner                   Beneficial Ownership             Outstanding
------------------------------------------             ----------------------          -------------
PTB Acquisition Company, LLC
Wellspring Capital Partners II, L.P. and
Wellspring Capital Management LLC.........                     11,516,405 (1)              96.0%
620 Fifth Avenue, Suite 216
New York, NY  10020-1579

Co-Investment Partners, L.P...............                      2,401,953 (1)              20.0%
660 Madison Avenue
New York, NY  10021

Ontario Teachers' Pension Plan Board......                      2,401,953 (1)              20.0%
5650 Yonge Street
North York, Ontario M2M 4H5, Canada

David W. Cole.............................                            984 (2)                *

Greg S. Feldman...........................                              0 (3)                *

David C. Mariano..........................                        115,812 (4)              1.0%

James R. McManus..........................                         12,000                    *

Thomas F. Ryan, Jr........................                         19,000 (5)                *

J. Dale Sherratt..........................                          5,000                    *

Carl M. Stanton...........................                          3,500 (6)                *

Thomas J. Volpe...........................                          5,000                    *

Michael T. Riordan........................                        126,000 (7)              1.0%

Jeffrey S. Schoen.........................                         12,045 (8)                *

William H. Hixson, Jr.....................                          4,000 (9)                *

Stanley Littman...........................                         10,009 (10)               *

James A. Skinner..........................                          4,000 (11)               *

Bobby V. Abraham..........................                            949 (12)               *

Alan J. Cyron.............................                            940 (13)               *

Robert E. McClain.........................                              1 (14)               *

All directors and executive officers as a group
(16 persons) .............................                        353,150                  2.9%

----------
* Represents holdings of less than 1%.

(1) PTB Acquisition Company, LLC (of which Wellspring Capital Partners II, L.P. is the sole member), an affiliate of Wellspring Capital Management LLC (collectively, "Wellspring"), agreed to acquire substantially all of the new Common Stock of the Company as part of the Company's plan of reorganization (the "Wellspring Transaction").

      Prior to the consummation of the Wellspring Transaction, Wellspring assigned (i) its right to purchase approximately 20.2% of the new Common Stock of the Company to Co-Investment Partners, L.P. ("CIP"), and (ii) its right to purchase approximately a further 20.2% of the new Common Stock of the Company to Ontario Teachers' Pension Plan Board ("Ontario"). Pursuant to the Wellspring Transaction, Wellspring, CIP and Ontario purchased, in the aggregate, approximately 96.8% of the new Common Stock (the "Investor Shares") issued pursuant to the Plan on January 28, 2000 for a purchase price equal to $10.00 per share of new Common Stock, or approximately $115 million, in cash.

      After giving effect to the assignment by Wellspring of its rights under the Stock Purchase Agreement as described above, Wellspring invested approximately $67 million, which funds were provided by Wellspring Capital Partners II, L.P. from funds contributed by its limited and general partners, to acquire approximately 56.5% of the new Common Stock. CIP invested approximately $24 million, which funds were provided by its limited and general partners, to acquire approximately 20.2% of the new Common Stock. Ontario invested approximately $24 million, which funds came from the pension fund it manages, to acquire approximately 20.2% of the new Common Stock.

      Pursuant to a Shareholders' Agreement among the Company, PTB Acquisition Company, LLC, Co-Investment Partners, L.P., Ontario Teachers Pension Plan Board and certain Other Shareholders dated January 28, 2000, Wellspring has sole voting power to vote all of the Investor Shares and shared dispositive power with respect to all of the Investor Shares. Therefore, Wellspring may be deemed to beneficially own these shares of new Common Stock.

(2) Includes shares subject to Warrants to purchase 766 shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(3) Mr. Feldman is the sole managing member of Wellspring Capital Management LLC and also is the sole managing member of Wellspring Capital Associates II, LLC, a Delaware limited liability company and the entity that is the general partner of Wellspring Capital Partners II, L.P. In such capacities Mr. Feldman has the ability to direct the investment and voting decisions of Wellspring Capital Management LLC and, therefore, may be deemed to have investment and voting discretion with respect to the 11,516,405 shares of Common Stock beneficially owned by Wellspring Capital Management LLC, Wellspring Capital Partners II, L.P., and PTB Acquisition Company, LLC. However, Mr. Feldman disclaims beneficial ownership of such securities.

(4) Includes 101,512 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(5) Mr. Ryan shares voting and investment power jointly with his spouse as to 1,000 shares of Common Stock and Warrants to purchase 4,000 shares of Common Stock. Includes 4,000 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(6) Consists of 3,500 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(7) Consists of shares subject to options exercisable within 60 days of February 28, 2001.

(8) Includes 12,000 shares subject to options exercisable within 60 days of February 28, 2001 and 35 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(9) Consists of shares subject to options exercisable within 60 days of February 28, 2001.

(10) Includes 10,000 shares subject to options exercisable within 60 days of February 28, 2001 and 7 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(11) Consists of shares subject to options exercisable within 60 days of February 28, 2001.

(12) Mr. Abraham resigned in May 2000. Mr. Abraham's Section 16 reporting obligation terminated shortly following his resignation from the Company. Information reported was provided by Mr. Abraham on February 1, 2001. Includes 739 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(13) Mr. Cyron resigned effective October 6, 2000. Mr. Cyron's Section 16 reporting obligation terminated shortly following his resignation from the Company. Information reported is based upon Mr. Cyron's final Form 4 filed with the SEC for August 2000. Includes 914 shares subject to Warrants to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

(14) Mr. McClain resigned effective June 23, 2000. Mr. McClain's Section 16 reporting obligation terminated shortly following his resignation from the Company. Information reported is based upon Mr. McClain's Form 4 filed with the SEC for January 2000. Represents 1 share subject to a Warrant to purchase shares of Common Stock at $18.91 per share, exercisable immediately and expiring January 28, 2010.

                             EXECUTIVE COMPENSATION

Report of Compensation Committee on Executive Compensation

      The Compensation and Governance Committee of the Board of Directors (the "Compensation Committee") is composed entirely of non-employee directors. The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs.

Compensation Policies

      The Compensation Committee establishes compensation according to the following guiding principles:

            (a) Compensation should be directly linked to the Company's operating and financial performance.

            (b) Total compensation should be competitive when compared to compensation levels of executives of companies against which the Company competes for management.

            (c) Performance-related pay should be a significant component of total compensation, placing a substantial portion of an executive's compensation at risk.

Compensation Practices

      Compensation for executives has historically included base salary, annual bonuses and long-term incentive awards, including stock options, SARs and restricted stock awards. Consistent with the above principles, a substantial proportion of executive compensation has depended on Company performance and on enhancing stockholder value.

      Base Salary. The Company has historically used externally-developed compensation surveys to assign a competitive salary range to each salaried position, including executive positions. The companies included in the survey in the past have been selected by the Company's outside compensation consultants and include companies engaged in consumer goods manufacturing.

      In the past, the Compensation Committee has set actual base salary levels for the Company's executives. The Compensation Committee has set base salary levels for the Company's executives other than the Chief Executive Officer based on recommendations by the Chief Executive Officer. The Compensation Committee intends to continue this practice, focusing primarily on the executive's performance, the executive's position in the salary range, the executive's experience and the Company's salary budget.

      Annual Bonus. The Company employs a formal system for developing measures of and evaluating the Company's financial performance. In 2000, the quantitative measure for bonus payments was earnings before interest, taxes, depreciation and amortization as equitably adjusted by the Compensation Committee in its discretion in order to reflect the impact of extraordinary events ("EBITDA"). As a result of the Company's financial performance in 2000, the Compensation Committee determined that a bonus payout of 200 percent of target bonus was appropriate. Bonuses are determined with reference to quantitative measures established by the Compensation Committee each year. At the beginning of each year, the Compensation Committee also approves performance targets relating to the quantitative measures that, if achieved, will establish a bonus pool equal to the sum of the individual target bonuses for all executives. The Compensation Committee also establishes performance targets that could result in a range of bonus payouts from a minimum of zero to a maximum bonus payout of 200 percent of target bonus (300 percent of target bonus in the case of the Chief Executive Officer). At the end of the year, Company performance, as compared to the quantitative measures described above, determines the bonus pool for the executive group. Target bonuses for individual executives are in the range of 30 percent to 60 percent of base salary. The Compensation Committee retains the discretion to adjust any individual bonus if deemed appropriate.

      As a result of the Chapter 11 filing, and in recognition of the need to drive the operating performance of the Company and to incent employees to remain with the Company throughout the course of the Chapter 11 proceeding, the Compensation Committee altered the Company's existing incentive compensation plans. The revised plans included (i) a retention incentive for employees of the Company, other than the top eight executives, following the Chapter 11 filing and (ii) a Confirmation Retention Plan for Top Eight Executives (the "Confirmation Retention Plan") described herein. See "--Employment Agreements; Change in Control Arrangements: Confirmation Retention Plan for Top Eight Executives." These revised plans were approved by the Bankruptcy Court in August 1998. As a result of the Company's exit from Chapter 11 on January 28, 2000, all retention bonuses approved by the Bankruptcy Court in August 1998 have been paid.

      For 2001, the Compensation Committee has determined that the quantitative measure for bonus payments will again be EBITDA. The plan will provide minimum, target, and maximum payout levels.

      Long-Term Incentives. As part of the Company's exit from Chapter 11 on January 28, 2000, all outstanding stock options were canceled. The Company has adopted the Paragon Trade Brands, Inc. Stock Option Plan and the Paragon Trade Brands, Inc. Stock Option Plan for Non-Employee Directors. Information regarding grants made under those plans is provided elsewhere in this Proxy Statement.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1 million paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers of the Company. Certain performance-based compensation is not subject to such deduction limit. The Company intends to qualify stock option and SAR grants for the "performance-based" exception to the $1 million limitation on deductibility and otherwise to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

Chief Executive Officer Compensation

      Mr. Riordan and the Company entered into an employment agreement effective as of May 4, 2000, pursuant to which he serves as the Company's President and Chief Executive Officer. See "--Employment Agreements; Change in Control
Arrangements: Employment Agreement with Michael T. Riordan."

      Mr. Riordan's compensation is based upon the same factors and criteria as that of the Company's other executive officers. As with the Company's other executive officers, Mr. Riordan received a bonus payout of 200 percent of his target bonus based upon the level of EBITDA achieved by the Company in 2000, as equitably adjusted by the Compensation Committee in order to reflect extraordinary events occurring in 2000.

      Mr. Abraham served as the Company's Chief Executive Officer until his resignation in May 2000. Mr. Abraham's base salary was $500,000. Mr. Abraham participated in the Confirmation Bonus payable under the Confirmation Retention Plan described above, receiving a bonus of $1,061,000 on January 28, 2000. See "--Employment Agreements; Change in Control Arrangements: Confirmation Retention Plan for Top Eight Executives."

COMPENSATION AND GOVERNANCE COMMITTEE

David C. Mariano, Chairman
James R. McManus
Carl M. Stanton

Compensation of Executives

      The following table discloses information concerning the annual and long-term compensation received by the Company's Chief Executive Officer, the former Chief Executive Officer, the Company's four most highly compensated officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 2000 and two additional individuals who were not serving as executive officers of the Company as of December 31, 2000 (the "named executive officers").

                                     Summary Compensation Table

                                                                            Long-Term
                                                                           Compensation
                                     Annual Compensation                      Awards
                             ------------------------------------------    -------------

                                                                            Securities
         Name and            Fiscal                        Other Annual     Underlying          All Other
    Principal Position        Year    Salary($)  Bonus($)     Comp.($)     Options/SARs(#)      Comp. ($)
    ------------------       ------   ---------  --------  ------------    ---------------    ------------

Michael T. Riordan(1)...      2000     321,158   600,000     171,181(2)     700,000(3)           3,858(4)
  Chairman, President and
  Chief Executive
  Officer

Jeffrey S. Schoen.......      2000     161,538   144,000      42,601(5)      60,000(6)          12,053(7)
  Vice President of           1999     142,788    42,149      14,075(8)                          8,975
  Manufacturing               1998     118,650    83,492                                        11,191

William H. Hixson, Jr...      2000     153,317   115,500      17,672(9)      20,000(6)          11,758(10)
  Vice President and          1999     142,356    49,875      35,625(11)                        11,758
  Chief Information           1998     140,192   105,233      16,875(12)                         8,045
  Officer

Stanley Littman.........      2000     149,615   115,500      12,155(13)     50,000(6)          13,178(14)
  Vice President of           1999     136,923    33,542                                        12,849
  Technology and Materials    1998     125,750    90,758                                        14,279

James A. Skinner........      2000     135,770   112,000      34,249(15)     20,000(6)          10,011(16)
  Vice President of Sales     1999     120,688    39,600       9,010(17)                         9,577
                              1998     111,414    96,517                                         8,826

Bobby V. Abraham........      2000     184,617         0   1,061,000(14)          0          1,379,044(18)
  Former Chief Executive      1999     500,006         0           0              0             14,988
  Officer                     1998     519,237   561,004           0              0            234,191

Alan J. Cyron...........      2000     177,404         0     435,375(14)          0            272,171(19)
  Former Executive Vice       1999     225,000         0           0              0             12,668
  President and Chief         1998     228,422   210,375           0              0             16,318
  Financial Officer

Robert E. McClain.......      2000     105,000         0     406,350(14)          0            227,428(20)
  Former Executive Vice       1999     210,000         0           0              0             13,447
  President, Sales and        1998     177,355   196,350           0              0             12,974
  Marketing

----------
(1) Mr. Riordan joined the Company in May 2000.
(2) Consists of taxable reimbursements for legal fees and temporary living expenses and tax gross-up payments in the amounts of $31,258, $60,487 and $79,436, respectively.
(3) Options granted on May 4, 2000. 10% of the options vest 20 percent per year on each of the first five anniversaries of the date of grant. 90% of the options vest 20 percent per year at the close of each of the first five fiscal years of the life of the grant (beginning December 31, 2000), subject to the Company having satisfied certain performance criteria for that year. If the performance criteria are not met in any given year, vesting for that year may be deferred or adjusted at the Board's sole discretion. In any event, 100 percent of the option grant will fully vest on the seventh anniversary of the date of grant.
(4) Consists of retirement contribution under the Paragon Retirement Investment Savings Management Plan (the "PRISM Plan"), profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $1,154, $1,873 and $831, respectively.
(5) Consists of taxable reimbursement for moving expenses, tax gross-up payment and confirmation bonus of $23,367, $7,079 and $12,155, respectively.
(6) Options granted on October 18, 2000. 10% of the options vest 20 percent per year on each of the first five anniversaries of January 28, 2000. 90% of the options vest 20 percent per year at the close of each of the first five fiscal years of the life of the grant (beginning December 31, 2000), subject to the Company having satisfied certain performance criteria for that year. If the performance criteria are not met in any given year, vesting for that year may be deferred or adjusted at the Board's sole discretion. In any event, 100 percent of the option grant will fully vest on the seventh anniversary of the date of grant.
(7) Consists of retirement contribution under the PRISM Plan, profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $5,100, $6,818 and $135, respectively.
(8) Consists of taxable reimbursement for moving expenses and tax gross-up payment of $8,213 and $5,862, respectively.
(9) Consists of confirmation bonus of $17,672.
(10) Consists of retirement contribution under the PRISM Plan, profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $5,100, $6,471 and $187, respectively.
(11) Consists of an APEX bonus of $35,625.
(12) Consists of an APEX bonus of $16,875.
(13) Confirmation bonus.
(14) Consists of retirement contribution under the PRISM Plan, profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $5,100, 7,285 and $793, respectively.
(15) Consists of confirmation bonus and sales bonus of $13,599 and $12,250, respectively, and car allowance of $8,400.
(16) Consists of retirement contribution under the PRISM Plan, profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $5,100, $4,819 and $92, respectively.
(17) Consists of car allowance of $9,010.
(18) Consists of severance pay, deferred compensation, accrued vacation, retirement contribution under the PRISM Plan, profit sharing contribution under the PRISM Plan and term life premium payments in the amounts of $1,000,000, $316,049, $48,078, $5,100, $8,990 and $827, respectively.
(19) Consists of severance pay, accrued vacation, retirement contribution under the PRISM Plan and term life premium payments in the amounts of $262,500, $4,327, $5,100 and $244, respectively.
(20) Consists of severance pay, accrued vacation, retirement contribution under the PRISM Plan and term life premium payments in the amounts of $210,000, $12,115, $5,100 and $213, respectively.

                        2000 Option Grants and Exercises

      The following table provides information on option grants in fiscal 2000 to the named executive officers. No options were granted to Messrs. Abraham, Cyron or McClain in fiscal 2000.

                          Option Grants in Fiscal 2000
                                Individual Grants

                                                                                    Potential Realizable Value
                                              Percent of                              at Assumed Annual Rates
                              Number of         Total                               of Stock Price Appreciation
                              Securities     Options/SARs                                       for
                              Underlying      Granted to     Exercise                       Option Term(1)
                             Options/SARs    Employees in     Price     Expiration  ---------------------------
             Name             Granted (#)     Fiscal Year     ($/Sh)       Date        5%($)        10%($)
             ----            ------------    -------------   --------   ----------  ---------------------------
Michael T. Riordan........     700,000(2)         60.1        $10.00       5/4/10   4,402,230    11,156,196
Jeffrey S. Schoen..........     60,000(3)          5.2        $10.00     10/18/10     377,334       956,245
Stanley Littman............     50,000(3)          4.3        $10.00     10/18/10     314,445       796,871
William H. Hixson, Jr......     20,000(3)          1.7        $10.00     10/18/10     125,778       318,748
James A. Skinner...........     20,000(3)          1.7        $10.00     10/18/10     125,778       318,748

----------
(1) Amounts reflect assumed rates of appreciation from the fair market value on the date of grant as set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options granted on May 4, 2000. 10% of the options vest 20 percent per year on each of the first five anniversaries of the date of grant. 90% of the options vest 20 percent per year at the close of each of the first five fiscal years of the life of the grant (beginning December 31, 2000), subject to the Company having satisfied certain performance criteria for that year. If the performance criteria are not met in any given year, vesting for that year may be deferred or adjusted at the Board's sole discretion. In any event, 100 percent of the option grant will fully vest on the seventh anniversary of the date of grant.

(3) Options granted on October 18, 2000. 10% of the options vest 20 percent per year on each of the first five anniversaries of January 28, 2000. 90% of the options vest 20 percent per year at the close of each of the first five fiscal years of the life of the grant (beginning December 31, 2000), subject to the Company having satisfied certain performance criteria for that year. If the performance criteria are not met in any given year, vesting for that year may be deferred or adjusted at the Board's sole discretion. In any event, 100 percent of the option grant will fully vest on the seventh anniversary of the date of grant.

                 Aggregated Option Exercises in Last Fiscal Year
                                       and
                          Fiscal Year-End Option Values

      The following table provides information on the aggregated option exercises by named executive officers in 2000 and the value of the named executive officers' unexercised options at December 31, 2000. No named executive officer exercised any options during fiscal 2000. None of Messrs. Abraham, Cyron or McClain held unexercised options at December 31, 2000.

                                 Number of Securities Underlying         Value of Unexercised
                                     Unexercised Options at            In-the-Money Options at
                                       Fiscal Year-End(#)               Fiscal Year End($)(1)
                                       ------------------               ---------------------
                 Name             Exercisable     Unexercisable      Exercisable     Unexercisable
                 ----             -----------     -------------      -----------     -------------
Michael T. Riordan .........          126,000           574,000          267,750        1,219,750
Jeffrey S. Schoen ..........           10,800            49,200           22,950          104,550
Stanley Littman ............            9,000            41,000           19,125           87,125
William H. Hixson, Jr ......            4,000            16,000            8,500           34,000
James A. Skinner ...........            4,000            16,000            8,500           34,000

---------------
(1) The value of the options on December 31, 2000 is based on the closing price per share of the Common Stock as quoted on the Nasdaq Over-the-Counter Bulletin Board on December 29, 2000 ($12.125).

Employment Agreements; Change-in-Control Arrangements

      Employment Agreement with Michael T. Riordan. Mr. Riordan and the Company entered into an employment agreement effective as of May 4, 2000, pursuant to which he serves as the Company's President and Chief Executive Officer and currently receives a base salary of $500,000 per year. In addition, Mr. Riordan is entitled to receive an annual bonus based upon the achievement of targeted levels of performance. The agreement grants Mr. Riordan options to purchase 700,000 shares of the Company's Common Stock and provides for the possibility of future grants of options to Mr. Riordan as determined by the Board of Directors. Mr. Riordan may participate in all of the Company's employee and fringe benefit plans in addition to receiving five (5) weeks paid vacation per year, reimbursement of specified reasonable expenses and coverage by a customary director and officer indemnification policy. The agreement has a term of three years, which term is automatically extended for additional one-year periods unless either Mr. Riordan or the Company provides written notice of its intention not to so extend. The Company can terminate the agreement with or without good cause, and Mr. Riordan can terminate the agreement with or without good reason. The Company is obligated to pay Mr. Riordan a lump sum equal to two times his annual base salary and the average of his annual bonus for the two preceding fiscal years if the termination is without cause or for good reason.

      Other Named Executive Officer Employment Agreements. Messrs. Littman and Schoen and four other officers of the Company entered into employment agreements effective November 14, 2000, pursuant to which they serve in their respective positions. Pursuant to these agreements Messrs. Littman and Schoen receive base salaries of $165,000 and $180,000 per year, respectively. In addition, the executives that are parties to these agreements are entitled to receive annual bonuses based upon the achievement of targeted levels of performance. The agreements have an initial term of three years, which term is automatically extended for additional one-year periods unless either the executive or the Company provides written notice of its intention not to so extend. The Company can terminate the agreements with or without good cause, and the executives can terminate the agreements with or without good reason. The Company is obligated to pay the executives a lump sum equal to two times the executive's annual base salary at the rate in effect on the date of such termination if the termination is by the Company without cause or by the executive with good reason.

      Confirmation Retention Plan for Top Eight Executives. In August 1998, the Company received Bankruptcy Court approval of its Confirmation Retention Plan for Top Eight Executives (the "Confirmation Retention Plan"), which had previously been adopted by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Confirmation Retention Plan was designed to provide additional incentive for the Company's eligible executives to remain with the Company through the conclusion of the Company's Chapter 11 reorganization proceeding and to ensure their continued dedication and efforts without undue concern for their personal financial and employment security in order to expedite the Company's emergence from Chapter 11. In particular, the Confirmation Retention Plan included a bonus that was payable to the eligible executives upon emergence from Chapter 11 (the "Confirmation Bonus") and enhanced severance protection, as described below.

      In conjunction with the Confirmation Retention Plan, each of the eligible executives of the Company, including Mr. Abraham and certain of the other named executive officers, entered into Employment Agreements with the Company which provided, among other things, that those executives were eligible to participate in the Confirmation Retention Plan. These Employment Agreements superseded any prior employment agreement that any of those executives had with the Company.

      Under the Confirmation Retention Plan, the Company paid Confirmation Bonuses in cash totaling an aggregate $2,160,000 to the eligible executives upon consummation of the Plan.

      The Confirmation Retention Plan also contained a severance program pursuant to which an eligible executive was entitled to receive severance benefits from the Company equal to two times base salary, plus a continuation of benefits for two years, upon a Board Requested Termination, Resignation for Good Reason, or upon a termination based on Permanent Disability or death (each such capitalized term as defined in the Confirmation Retention Plan). In general, severance benefits were paid in a lump sum on the last day of employment. No severance benefits were to be paid upon a termination for Cause or upon voluntary termination of employment for any reason other than very limited circumstances specified in the Confirmation Retention Plan. Under the Confirmation Retention Plan, an executive could voluntarily resign and still receive severance benefits if (i) the Company did not make an offer to the executive of continued employment of at least one additional year during the tenth month after confirmation of a plan of reorganization; (ii) the Company made such an offer, but such offer contained terms that would provide the executive with the option to Resign for Good Reason; or (iii) the executive Resigned for Good Reason. If the Company made an offer to the executive of continued employment of at least one additional year during the tenth month after confirmation of a plan, which offer did not contain terms that would provide the executive with the option to Resign for Good Reason, and the executive resigned anyway, then the executive would receive a lump sum equal to only one times the executive's base salary upon termination of employment. The remainder of the severance benefits would then be paid in 12 monthly installments and would be reduced in an amount equal to the salary compensation received by the executive due to other employment, including fees from consulting services.

      In addition to the above, the terms of the individual employment agreements with the eligible executives also required that each executive diligently performed all acts and duties and furnished such services as would be customary for the position that such executive held. Each of the eligible executives were also required to comply with a noncompete provision contained in their respective employment agreements which would run during the tenure of the executive's employment and for a period of two years thereafter. Each of the eligible executives was also required, as part of their respective employment agreements, to enter into a confidentiality agreement with the Company. A breach by the executive of his or her obligations under either the employment agreement or the confidentiality agreement would result in a forfeiture of the executive's rights under his or her employment agreement and would make the executive ineligible to participate in the Confirmation Retention Plan.

      Of the named executive officers, Bobby V. Abraham, Alan J. Cyron and Robert E. McClain were participants in the Confirmation Retention Plan. Each of those persons has left the Company.

   Consulting and Separation Agreement with Bobby V. Abraham. Mr. Abraham and the Company entered into a consulting and separation agreement in May 2000 pursuant to which Mr. Abraham resigned from any and all appointments as an officer, employee or director of the Company, including as the Chief Executive Officer of the Company. In so terminating any and all obligations by and among Mr. Abraham and the Company, the Company was obligated to pay him a lump sum cash payment equal to any accrued wage benefits earned prior to the termination date, including any unused accrued vacation and personal time. In addition, Mr. Abraham was entitled to receive from the Company a single lump sum severance payment of $1,000,000, a deferred compensation award of $100,001.20 and an additional deferred compensation payment of $216,048. Mr. Abraham is also entitled to continued coverage under the Company's health and employee benefit plans at the Company's expense for a period of two (2) years from the termination date. The agreement further contains a confidentiality and nondisparagement agreement among the parties and a general release and waiver of all claims against the Company by Mr. Abraham and against Mr. Abraham by the Company. By the terms of this consulting and separation agreement, the terms of all prior agreements between the Company and Mr. Abraham were terminated and extinguished.

      As a part of this agreement, Mr. Abraham and the Company also entered into a consultation agreement pursuant to which Mr. Abraham served as the Company's consultant until December 31, 2000. In exchange for his consulting services, Mr. Abraham was paid a total of $500,000 in 2001.

Stock Price Performance

      Set forth below is a line graph comparing the cumulative total return on the Common Stock during the period beginning on December 31, 1995 and ending on December 31, 2000, the last day of the Company's 2000 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices (weighted equally). The comparison assumes $100 was invested on December 31, 1995 in the Common Stock, the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices and assumes reinvestment of dividends. Due to the Company's reorganization in bankruptcy on January 28, 2000, which included the cancellation of the Company's then-existing common stock and the Company's issuance of new common stock, stock price performance since January 28, 2000 does not correspond to stock price performance prior to that date. The stock price performance shown on the graph is not necessarily indicative of future price performance.

    [The following table was depicted as a line chart in printed material.]

                              [LINE CHART OMITTED]

                          Performance Graph Data Points

                                                   Cumulative Total Return as of:
                                                   ------------------------------
Name                            12/31/95   12/29/96    12/28/97    12/27/98   12/26/99   12/31/00
----                            --------   --------    --------    --------   --------   --------

PARAGON TRADE BRANDS, INC        100.00     125.13       85.30      10.16       1.00        2.18
Combined Value Line              100.00     122.96      163.98     210.84     255.22      231.98
  Household Products and
  Toiletries/Cosmetics Indices
Standard & Poor's 500 Index      100.00     134.21      185.15     209.29     234.12      201.79

------------------
(1) Tambrands, Inc. ("Tambrands") was a member of the Combined Value Line Household Products and Toiletries/Cosmetics Indices ("Peer Group") for the years 1995-1996. Tambrands was acquired by P&G during 1997 and total return data for 1997 is not available. Tambrands was removed from the Value Line Household Products and Toiletries/Cosmetics Indices as of 1997.

(2) First Brands Corp. ("First Brands"), General Housewares Corp ("General Housewares") and Rubbermaid, Incorporated ("Rubbermaid") were each members of the Combined Value Line Household Products and Toiletries/Cosmetics Indices ("Peer Group") for the years 1995 through 1998. First Brands, General Housewares and Rubbermaid were acquired by or merged with The Clorox Co., CCPC Acquisition Corp. and Newell Co., respectively, during 1999 and total return data for 1999 is not available. First Brands, General Housewares and Rubbermaid were removed from the Value Line Household Products and Toiletries/Cosmetics Indices as of 1999.

      Set forth below is a line graph comparing the cumulative total return on the Common Stock during the period beginning on April 3, 2000, the first day on which the Company's new Common Stock traded on the NASD OTC Bulletin Board, and ending on December 31, 2000, the last day of the Company's 2000 fiscal year, with the cumulative total return on the Russell 2000 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices (weighted equally). The comparison assumes $100 was invested on April 3, 2000 in the Common Stock, the Russell 2000 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices, and assumes reinvestment of dividends. The Russell 2000 Index is used for this post-reorganization comparison because it is a better basis for comparison given the lower aggregate market value of the publicly traded portion of the Company's Common Stock post-reorganization. The stock price performance shown on the graph is not necessarily indicative of future price performance.

    [The following table was depicted as a line chart in printed material.]

                              [LINE CHART OMITTED]

                          Performance Graph Data Points

                                                            Cumulative Total Return as of:
                                                            ------------------------------
Name                   4/3/00     4/30/00  5/28/00    6/25/00    7/30/00    8/27/00    9/24/00   10/29/00   11/26/00   12/31/00
----                   ------     -------  -------    -------    -------    -------    -------   --------   --------   --------
PARAGON TRADE          100.00      68.83     94.81     113.64     124.68     119.48     115.58     148.71     155.84     125.97
BRANDS, INC
Combined Value Line    100.00      99.64    101.88      98.58      94.42      96.17      98.37     110.28     112.40     117.99
Household Products
and Toiletries/
Cosmetics Indices
Russell 2000 Index     100.00      98.17     92.45     100.51      97.27      104.7     101.62      97.08      87.12      94.60

                          Report of the Audit Committee

      During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Audit Committee, which was approved by the full Board on May 4, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations, is reproduced in an appendix to this Proxy Statement. As part of its activities the Audit Committee:

o     reviewed and discussed the audited financial statements with management;

o discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

o received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence; and

o based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

AUDIT COMMITTEE

Carl M. Stanton, Chairman
Thomas F. Ryan, Jr.
Thomas J. Volpe

                              INDEPENDENT AUDITORS

      Arthur Andersen LLP ("AA") audited the Company's 1998 and 1999 financial statements.

      Effective April 12, 2000, the Audit Committee of the Company's Board of Directors approved the dismissal of AA as the independent accountant engaged to audit the Company's financial statements. Also effective April 12, 2000, the Audit Committee approved the engagement of Ernst & Young LLP ("E&Y") as the new independent auditor to replace AA and assigned to it the responsibility of auditing the Company's 2000 financial statements.

      AA's audit opinion for fiscal year 1998 contained an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern, but contained no other qualifications, modifications or disclaimers. AA's audit opinion for fiscal year 1999 was unqualified.

      There were no disagreements with AA during the Company's last two fiscal years and subsequent interim period prior to the date of dismissal with respect to any matter of accounting principles or practice, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of AA, would have caused AA to describe the subject matter of the disagreement in its report. Likewise, there were no reportable events, as specified under Item 304(a)(1)(v) of Regulation S-K, during the Company's last two fiscal years and subsequent interim period prior to the date of dismissal of AA.

      During the two fiscal years and subsequent interim period prior to the Company's engagement of E&Y, the Company did not consult with E&Y on any matter related to the application of accounting principles to a specified transaction or the type of audit opinion that E&Y might render on the Company's financial statements and no advice, either oral or written, was received by the Company from E&Y on such matter.

      Representatives of E&Y are expected to be available by telephone at the 2001 Annual Meeting. The E&Y representatives will have an opportunity to make a statement if they desire to do so and are expected to be available by telephone to respond to appropriate questions from stockholders.

      None of the hours expended on Ernst & Young's engagement to audit the Company's financial statements for the most recent fiscal year were attributed to work performed by persons other than Ernst & Young's full-time, permanent employees.

Audit Fees

      For fiscal 2000, the aggregate fees billed by E&Y for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000 were approximately $369,000.

Financial Information Systems Design and Implementation Fees

      No fees were billed by E&Y for professional services rendered for financial information systems design and implementation for the fiscal year ended December 31, 2000.

Other Fees

      E&Y billed the Company approximately $477,000 for services including internal audit, tax accounting and special projects for the fiscal year ended December 31, 2000. E&Y billed no fees for services to the Company other than those described above for the fiscal year ended December 31, 2000.

                             SOLICITATION OF PROXIES

      The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All costs of soliciting proxies will be paid by the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who beneficially own more than ten percent of our Common Stock file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership of our equity securities. Based solely upon a review of the copies of such reports furnished to us and certain representations of such persons, all such persons complied with the applicable reporting requirements except that the reports of Messrs. Feldman, Mariano and Stanton inadvertently did not reflect their indirect pecuniary interest in shares held by PTB Acquisition Company, LLC until the filing of reports on Form 5 with respect to the year ended December 31, 2000.

                                  OTHER MATTERS

      The Company knows of no other matters that are likely to be brought before the 2001 Annual Meeting. If, however, other matters not now known or determined come before the 2001 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                            PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy for the 2002 Annual Meeting must be received by the Secretary of the Company by December 14, 2001. Under the Company's By-Laws, the Company must receive notice of any stockholder proposal not less than 60 nor more than 90 days in advance of the anniversary of the 2001 Annual Meeting. Any stockholder proposal not properly brought before the 2002 Annual Meeting in accordance with the preceding sentence and the Company's By-Laws will not be considered at the 2002 Annual Meeting.

                                  ANNUAL REPORT

A copy of the Company's 2000 Annual Report is being mailed with this Proxy Statement to each stockholder of record. Additional copies of such report may be obtained by directing a written request to Investor Relations at 180 Technology Parkway, Norcross, Georgia 30092, or by calling Investor Relations at (678) 969-5200.

                                    By Order of the Board of Directors


                                    /s/ Ward Council
                                    Ward Council
                                    Secretary

Norcross, Georgia
April 18, 2001

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

                                                                      Appendix A

                             Audit Committee Charter

o     Purpose

      o The Audit Committee ("Committee") is appointed by the Board of Directors ("Board") to assist the Board in fulfilling its oversight responsibilities. The Committee is a part of the Board and represents the shareholders of the Company. Its primary duties and responsibilities are to:

                  - Monitor the integrity of the Company's financial reporting process, reporting to shareholders and the Securities and Exchange Commission ("SEC") and systems of internal controls regarding finance, accounting, regulatory and legal compliance.

                  - Monitor the independence and performance of the Company's independent auditors and internal auditing.

                  - Provide an avenue of communications among the independent auditors, management, internal audit and the Board. The Committee should have a clear understanding with the independent auditors that they are required to maintain an open and transparent relationship with the Committee, and that their ultimate accountability is to the Board and the Committee.

      o The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the independent auditors, have more time, knowledge and more detailed information about the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

o     Composition

      o The Committee will be comprised of at least three, but not more than six directors, as determined by the Board.

      o The members of the Committee will meet the independence and experience requirements of the NASD, which among other things, prohibits any officer or employee of the Company from serving on the Committee.

                  - Each member of the Committee shall have no other relationship to the Company that may interfere with the exercise of his or her independence from management and the Company.

                  - All members of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise.

      o The members of the Committee will be elected annually at the May meeting of the full Board and will be listed in the Company's annual report to shareholders.

      o The Board will elect one member of the Committee to serve as Chairperson of the Committee.

o     Authority

      o Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial and SEC reporting, internal controls and legal compliance of the Company.

      o The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

      o The Committee will have the authority to retain external professionals or other experts to render advice and counsel.

      o All employees will be directed to cooperate fully as requested by members of the Committee.

o     Meetings

      o The Committee will meet formally at least three times annually and as many additional times as the Committee deems necessary.

      o The Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting.

      o The Committee should meet in separate executive sessions with the Chief Financial Officer, the Corporate Controller, the General Counsel, internal audit and representatives of the independent auditors at least once each year and at other times when deemed appropriate.

o     Attendance

      o     Committee members will strive to be present at all meetings.

      o The Committee Chairperson may request that the Chief Financial Officer, Corporate Controller, General Counsel, representatives of the independent auditors and internal audit and other members of management be present at Committee meetings as necessary or desirable.

o     Specific Responsibilities & Duties

      o     Review Procedures

            - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with NASD requirements.

            - The Committee should satisfy itself annually that it has carried out its responsibilities during the prior year in compliance with this Charter. Regularly report on the Committee's activities and make recommendations, as appropriate, to the Board and recommend to the Board any appropriate extension or changes in the responsibilities and duties of the Committee.

            - Review with Company's management, internal audit and the independent auditors the Company's accounting and financial reporting processes and controls. Discuss significant financial risk exposures and steps management has taken to monitor, control, mitigate and report such exposures. Obtain annually in writing from the independent auditors their opinion on the adequacy of such controls.

            - Review with the Company's management, internal audit and the independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgement about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

            - Request from management any comment letters they may have received from the SEC or the NASD in connection with the Company's financial filings made with these regulatory agencies. Review actions taken by the Company to settle any material matters raised by the regulators.

            - Review with management, internal audit and the independent auditors the methods used to establish and monitor the Company's policies to prohibit unethical or illegal activities by Company employees that may have a material impact on the financial statements.

            - Review with management, internal audit and the independent auditors any relevant significant recommendations that the independent auditors may have, particularly those characterized as "material" or "serious". The Committee should review responses from management and receive follow-up reports on actions taken to resolve any such recommendations.

o     Independent Auditors

            - The independent auditors are ultimately accountable to the Committee and the Board. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

            - Review the scope and general extent of the independent auditor's annual audit. The Committees review should include an explanation from the independent auditors of the factors considered in determining the audit scope, including the major risk factors. The Committee should inquire as to whether the audit scope is sufficiently comprehensive as compared with comparable public companies and current practices, and obtain confirmation from the independent auditors that no limitations have been placed on the scope and nature of their audit procedures.

            - Review and approve the fee arrangement and other significant compensation to be paid to the independent auditors.

            - Review and discuss with the independent auditors on an annual basis all significant relationships that they have with the Company that could impair their independence.

            - Prior to the release of year-end earnings, discuss the results of the audit with the independent auditors. The Committee shall review with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and discuss certain matters required to be communicated to the Committee in accordance with SAS 61, including significant accounting policies, management judgements and accounting estimates, significant audit adjustments, disagreements with management and consultations with other accountants by management.

            - Review with management, internal audit and the independent auditors at the end of the annual audit any changes during the year in accounting principles and their applications, any significant changes in the audit plan and any serious disputes or difficulties with management during the audit.

            - Review with the independent auditors the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

            - Establish a predetermined process with the independent auditor that they will advise the Committee through its Chairperson and management of the Company of any matter uncovered through procedures followed for interim quarterly financial statements. Such notification is to be made prior to the public release of quarterly results and filing of Form 10-Q and shall follow requirements under SAS 71.

o     Internal Audit

            - Review the scope of internal audit's work plan for the year and changes in such plan, activities, budget and qualifications of internal audit, as needed.

            - Receive a summary report of major findings of internal audit and management's response and follow-up to the conditions reported.

            - Review the appointment, performance, independence and replacement of internal audit.

o     Legal Compliance

            - Review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies at least on an annual basis and as needed.

o     Other

            - Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

            - Subject to the prior approval of the Board, arrange for and monitor any special investigations as the need may arise.

            - Perform any other activities consistent with the Charter, the Company's By-Laws, and governing law, as the Committee or the Board deems necessary or appropriate.

            - Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the Committees' activities.

                                                       Please mark
                                                       your votes as        |X|
                                                       indicated in
                                                       this example

1. ELECTION OF DIRECTORS

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

  FOR                      WITHHOLD AUTHORITY
  the                   to vote for all nominees
nominees                   listed to the right

  |_|                              |_|

NOMINEES: David W. Cole, Greg S. Feldman, David C. Mariano, James R. McManus, Michael T. Riordan, Thomas F. Ryan, Jr., J. Dale Sherratt, Carl M. Stanton, and Thomas J. Volpe

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed and delivered, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NINE NOMINEES FOR DIRECTOR.

Signature_______________________Signature______________________Date____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                           PARAGON TRADE BRANDS, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 24, 2001

The undersigned hereby appoints Michael T. Riordan, David C. Nicholson and H.W. Council, III, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Paragon Trade Brands, Inc. held of record by the undersigned on March 27, 2001, at the Annual Meeting of Stockholders to be held on May 24, 2001, or any adjournment or postponement thereof.

            (Continued and to be dated and signed on the other side)

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